Exhibit 99.1

hopTo Inc. Announces Fiscal 2013 Highlights and Results

hopTo Prosumer Adds 350,000 Users in First Four Months

Company Expects to Launch SMB and Enterprise Editions in 2014

CAMPBELL, Calif., March 31, 2014 - hopTo Inc. (OTCQB/OTCBB: HPTO), developer of the most comprehensive mobile productivity platform, announced today its financial results for the year ended December 31, 2013.

Recent Highlights

●	Launched hopTo Prosumer version in November 2013

●	hopTo Prosumer has over 350,000 unique users and adding ~3,000 daily

●	Featured in articles on CNET, VentureBeat, Engadget and PC World

●	On September 10, 2013 the company changed its name to hopTo

●	5 patents applications have been allowed

Results for Year Ended December 31, 2013:

“2013 was a pivotal year for the company as we continued to make progress on our unique mobile productivity platform. In 2013, the company renamed itself hopTo to better represent this new direction and reflect our plans for future innovations and expansions in the Mobile Productivity market,” said Eldad Eilam, hopTo’s President and Chief Executive Officer.

“Our hopTo product is transitioning from a pre-revenue stage to a cash flow positive stage as we launch the new offering for the SMB and Enterprise space, hopTo Work,” continued Mr. Eilam. “We recognized $5.9 million in revenues in 2013 from our legacy asset, Go-Global, an application access solution taking advantage of cross-platform remote access and Web-enabled access to users’ existing software applications.  As we roll out the hopTo Work new SMB and Enterprise offering, we expect to see growth in our revenues from the hopTo product line in the latter part of 2014”.

“We launched the hopTo Prosumer edition in November 2013 to test the market and begin to build our customer base. Our app has over 350,000 new users and, with the positive feedback from Prosumer users, we see a great potential in the SMB and Enterprise space. As more and more people are finding the need to work and be productive on-the-go, we expect to tap into a $53 billion productivity market through our future offering of hopTo Work. We expect these advancements with our productivity platform and continued focus on the enterprise business will continue to push hopTo Inc. to sustainable, profitable, long-term growth.”

hopTo Inc. reported a net loss for the year ended December 31, 2013 of $3.7 million, or $.04 per share and the company’s total revenue for 2013 was $5.9 million. Selling, general and administrative expenses were $5.5 million and R&D expenses were $5.0 million. R&D expenses increased by $1.2 million from 2012 as the company is developing new productivity platforms to tap into the mobile productivity business market.

Conference Call

hopTo will host a conference call at 4:30 p.m. EDT on Monday, March 31st, to discuss its year ended December 31, 2013.To participate, please dial (855) 273-1827 and enter the conference call code: 15772743.  The conference call will also be accessible live on the Investor Relations section of the hopTo website at hopto.com/investors.

A replay of the conference call will be available online at hopto.com beginning at 6:30 p.m. EDT on Monday, March 31st and continuing until Monday, June 30, 2014.  A podcast of the conference call will also be available online at hopto.com beginning approximately 24 hours after the call.

About hopTo:
Founded in its current form in 2012, hopTo Inc. is an innovator of a unique mobile productivity workspace application. hopTo delivers a mobile experience that changes the way you work and live — empowering you to fully embrace a mobile lifestyle – without any compromises or boundaries. Search, Access, Aggregate, Create, Edit and Share your content from your mobile device, efficiently and effectively, by leveraging the power of your own “personal cloud.” The company is based in Campbell, CA.

For more information on hopTo, please visit: hopTo.com or facebook.com/hopTo.

FORWARD LOOKING STATEMENTS:
This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements include statements regarding future growth and the expected impact of our products on the marketplace.  These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ significantly from those described in the forward looking statements.  Factors that may cause such a difference include the following: the success of our new products depends on a number of factors including market acceptance and our ability to manage the risks associated with new product introduction and developing and marketing new versions of the product; and other factors, including those set forth under Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2013, and in other documents we have filed with the SEC.

Investors:
Julie Silber
jsilber@kcsa.com
310.766.9760

Media:
Troy Mickle
press@hopto.com
408.688.2674 x5086

Anne Donohoe
adonohoe@kcsa.com
732.620.0033

hopTo Inc.

Consolidated Balance Sheets

	As of December 31,
	2013	2012
Assets
Cash	$2,430,700	$3,960,600
Accounts receivable, net	811,700	865,900
Prepaid expense and other current assets	43,100	150,200
Total current assets	3,285,500	4,976,700
Property and equipment, net	302,100	358,900
Capitalized software, net	619,400	223,100
Other assets	139,900	46,900
Total assets	$4,346,900	$5,605,600

Liabilities and stockholders' deficit
Accounts payable	$244,600	$159,600
Accrued expenses	37,400	14,200
Accrued wages	562,100	565,300
Severance Liability	62,900	209,500
Deferred rent	31,200	26,700
Deferred revenue	2,772,900	2,921,600
Total current liabilities	3,711,100	3,896,900
Warrants liability	979,800	7,390,100
Severance liability	—	52,900
Deferred revenue	476,200	570,400
Deferred rent	84,600	127,500
Total liabilities	5,251,700	12,037,800
Preferred stock	—	—
Common stock	9,800	8,300
Additional paid-in capital	71,697,300	62,425,400
Accumulated deficit	(72,611,900)	(68,865,900)
Stockholders' deficit	(904,800)	(6,432,200)
Total liabilities and stockholders' deficit	$4,346,900	$5,605,600

 hopTo Inc.

 Consolidated Statements of Operations and Net Loss

	Year Ended December 31,
	2013	2012
Revenue	$5,889,000	$6,541,300
Cost of revenue	508,600	601,500
Gross profit	5,380,400	5,939,800
Operating expenses
Selling and marketing	2,441,400	2,403,400
General and administrative	3,083,200	3,759,000
Research and development	4,999,900	3,870,900
Total operating expenses	10,524,500	10,033,300
Loss from operations	(5,144,100)	(4,093,500)
Change in fair value of warrant liability	1,406,000	(3,616,600)
Interest & other income	1,900	5,300
Interest & other expense	(2,000)	—
Loss from continuing operations before provision from income taxes	(3,738,200)	(7,704,800)
Provision for income taxes	7,800	3,500
Net loss from continuing operations	(3,746,000)	(7,708,300)
Loss from discontinued operations	—	(468,400)
Net loss	$(3,746,000)	$(8,176,700)
Loss per share
Continuing operations - basic and diluted	$(0.04)	$(0.09)
Discontinued operations - basic and diluted	$—	$(0.01)
Loss per share - basic and diluted	$(0.04)	$(0.10)
Weighted average shares outstanding - basic and diluted	90,409,625	82,153,360